SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report     December 30, 2002
         (Date of earliest event reported)     December 14, 2002


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

         Cayman Islands                   0-22483               73-468669
(State or Other Jurisdiction of   (Commission File Number)   (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                  5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS   77056
               (Address of Principal Executive Offices)       (Zip Code)

       Registrant's telephone number, including area code: (713) 622-8218

Item 5.  Other Events

     On December 14, 2002, Seven Seas Petroleum Inc. announced that its Colombian subsidiaries entered into an Asset Purchase Agreement with Sociedad Internacional Petrolera S.A. ("Sipetrol") for the sale of its subsidiaries' interest in the shallow Guaduas Oil Field, inclusive of the 40-mile Guaduas-LaDorada Pipeline effective December 13, 2002.

Sipetrol Agreement

     Sipetrol has agreed to purchase the combined 57.7% participating interests and related assets of Seven Seas Petroleum Colombia, Inc., GHK Company Colombia and Petrolinson S.A. in the shallow Guaduas Oil Field. Sipetrol is currently a 32.9% owner of participating interest in the shallow Guaduas Oil Field and is a party to a Joint Operating Agreement with the subsidiaries. The basic terms are:

|X|  The purchase price is $20 million subject to certain adjustments and taxes

|X|  The effective time is 7:00 am on December 13, 2002

|X| The Closing is contingent on obtaining governmental approvals from both Chile and Colombia and the consent of Chesapeake Energy Corporation pursuant to the Note Purchase and Loan Agreement between Chesapeake and the Company, among other things

|X|  The Closing is expected to occur in late January or early February

|X| GHK Company Colombia will continue to operate the shallow Guaduas Oil Field pending Closing

Auction Process

     The Company engaged CIBC World Markets ("CIBC") to provide financial advice in late September, 2002. CIBC commenced an auction process to sell the producing interests in the Guaduas Oil Field. This included establishing data rooms in Houston and in Colombia and soliciting interests from fifty companies. Nine companies went through the data rooms. Bids from several prospective buyers were received in mid-November and this process resulted in the agreement with Sipetrol today.

Remaining Assets and Operations

     After the sale, the only material assets of the Company and its subsidiaries will be the rights associated with the Deep Dindal association contract and certain Colombian tax assets. Neither the Company nor its subsidiaries will have sufficient cash to conduct any additional exploration activities.

     The Company has been actively seeking to secure additional financing or find a partner to participate in the completion of the Escuela 2 well and test the commercial potential of the Deep Dindal prospect. To date, the Company has been unsuccessful in these efforts; however, the Company is continuing its efforts to find a third party to provide the necessary financing to test the Escuela 2 well. Even if tested, there are no assurances that the Escuela 2 well would be productive and provide additional value.

     After December 15, 2002, the Company may be in default under the 12-1/2% $110 Million Senior Subordinated Notes. Now that the financial circumstances of the Company are more clearly defined, the Company will accelerate its discussions with representatives of the Senior Subordinated Noteholders.

     The Company has received notice from Chesapeake that it is currently in default under its 12% $45 Million Senior Secured Notes ("$45 Million Notes"). Chesapeake, as the collateral agent for the $45 Million Notes, holds a lien on the stock of all of the Company's subsidiaries and its cash accounts.

AMEX Listing

     As previously announced Seven Seas has been notified by the American Stock Exchange ("AMEX") that the Company fails to meet specific listing standards. The Company previously submitted a plan to the AMEX to remedy these deficiencies; however, based upon the present circumstances, the Company cannot satisfy the AMEX standards.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

                 99       December 14, 2002 press release

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               SEVEN SEAS PETROLEUM INC.

                               By:   RONALD A. LEFAIVE
                               Name: Ronald A. Lefaive
                               Title: Vice President of Finance and Chief
                                        Financial Officer

Date:  December 30, 2002

                                INDEX TO EXHIBITS

Exhibit No.   Description                     Method of Filing
-----------   -----------                     ----------------

     99       December 14, 2002 Press release Filed herewith electronically